Exhibit 99.1

Kinnate Biopharma Inc. Announces Recent Corporate Updates, Including on the Ongoing KIN-2787 Monotherapy Dose Escalation from Global Phase 1 Trial

●	KIN-2787 cleared the predicted efficacious dose at 300 mg bid; dose escalation continues with maximum tolerated dose not yet determined

●	KIN-2787 achieved meaningful exposures that were dose proportional and exceeded the predicted efficacious thresholds based on preclinical models

●	Observed encouraging initial clinical responses with KIN-2787 thus far

●	Company anticipates sharing detailed dose escalation data in the first half of 2023

●	Approximately $262 million cash on hand as of September 30, 2022; cash runway into mid-2024

SAN FRANCISCO and SAN DIEGO, Calif. – October 11, 2022 – Kinnate Biopharma Inc. (Nasdaq: KNTE) (“Kinnate”), a clinical-stage precision oncology company, today announced an update from the ongoing global Phase 1 KN-8701 trial evaluating KIN-2787, an investigational pan-RAF inhibitor, in patients with BRAF-altered solid tumors and/or who have NRAS mutant melanoma.

Key monotherapy updates to date include:

●
Enrolled patients with BRAF Class I, II and III alterations, and/or who have NRAS mutant melanoma, into six KIN-2787 dose levels: 25 mg bid, 50 mg bid, 100 mg bid, 200 mg bid, 300 mg bid and 400 mg bid.

●	KIN-2787 cleared the predicted efficacious dose at 300 mg bid.

●	Enrollment in the dose escalation portion continues; currently at the 400 mg bid dose with the maximum tolerated dose not yet determined.

●	KIN-2787 achieved meaningful exposures that were dose proportional and exceeded the predicted efficacious thresholds based on preclinical models.

●	Encouraging initial clinical responses observed thus far.

Initial site activation was slower than expected due to COVID-19. This has resulted in a limited number of efficacy evaluable patients to-date in the relevant population at the predicted efficacious dose. The company anticipates sharing detailed dose escalation data with additional efficacy evaluable patients in the first half of 2023.

Subsequent to the KIN-2787 data release, the company will announce the next pipeline program, which is anticipated to enter the clinic in 2023.

As of September 30, 2022, Kinnate’s total cash and cash equivalents and investments were approximately $262 million, exclusive of its China joint venture Kinnjiu’s cash, and is expected to fund current operations into mid-2024.

Nima Farzan, chief executive officer, Kinnate Biopharma Inc., commented, “We are encouraged by what we are seeing in the clinic with KIN-2787 monotherapy thus far. Enrollment in the dose escalation portion of the trial is ongoing at sites globally, with increasing momentum. In addition, with $262 million cash on hand and a cash runway into mid-2024, we remain well-capitalized to progress our portfolio of precision oncology programs. We look forward to announcing the next program from our discovery engine, which we expect to enter the clinic next year.”

KN-8701 Clinical Trial Background

KN-8701 is an ongoing, global Phase 1 clinical trial (NCT04913285) evaluating KIN-2787, a pan-RAF inhibitor, in patients with advanced solid tumors harboring BRAF Class I, II and III alterations, and/or who have NRAS mutant melanoma. The trial is actively enrolling patients at 24 sites across the globe. KN-8701 contains a two-part dose escalation phase: in Part A1, KIN-2787 is being evaluated as a monotherapy across BRAF alterations and tumor types and Part A2 is evaluating KIN-2787 in combination with binimetinib, a MEK inhibitor, in NRAS mutant melanoma. Part B, the dose expansion phase, will evaluate KIN-2787 at a selected dose in three cohorts: melanoma, non-small cell lung cancer and other advanced or metastatic solid tumors, each driven by BRAF Class II or Class III alterations.

About Kinnate Biopharma Inc.

Kinnate Biopharma Inc. is a clinical-stage precision oncology company focused on expanding on the promise of targeted therapies for those battling cancer. The company is developing medicines for known oncogenic drivers where there are no approved targeted drugs and to overcome the limitations of marketed cancer therapies, such as non-responsiveness or acquired and intrinsic resistance. Kinnate has two lead clinical programs being studied in solid tumors with RAF, NRAS and FGFR-driven alterations, and is rapidly progressing a pipeline of additional small molecule drug candidates as part of the Kinnate Discovery Engine. The company is driven by the urgency and knowledge that patients are waiting for new, effective cancer medicines. For more information, visit Kinnate.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the potential benefits of KIN-2787; our ability to advance KN-8701 and continue patient enrollment in the clinical trial; our plans for the dose expansion phase of KN-8701; the expected timing of sharing clinical data from the trial, announcing our next pipeline program, and such pipeline program entering the clinic; our anticipated cash runway; the sufficiency of our current cash to progress our programs and statements by our Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are also intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. Such expectations and projections may never materialize or may prove to be incorrect. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors, including recently transitioning to operating as a clinical-stage biopharmaceutical company with a limited operating history; the timing, progress, and results of ongoing and planned preclinical studies and clinical trials for our current product candidates; that our assessment that initial responses from KN-8701 are encouraging will bear out over time; that continued dose escalation in our clinical trials could increase the risk of the occurrence of adverse events; the potential for future clinical trial results to differ from initial results or from our preclinical studies; our ability to timely enroll a sufficient number of patients in our clinical trials; our ability to raise additional capital to finance our operations; our ability to discover, advance through the preclinical and clinical development of, obtain regulatory approval for and commercialize our product candidates; the novel approach we are taking to discover and develop drugs; our ability to timely file and obtain approval of investigational new drug applications for our planned clinical trials; negative impacts of the COVID-19 pandemic on our business, including ongoing and planned clinical trials and preclinical studies; competition in our industry; regulatory developments in the United States and other countries; our ability to attract, hire and retain highly skilled executive officers and employees; difficulties in managing our growth; our ability to protect our intellectual property; reliance on third parties to conduct our ongoing and planned preclinical studies and clinical trials, and to manufacture our product candidates; general economic and market conditions; and other risks. These and other risks, uncertainties, assumptions and other factors are further described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 that we have filed with the Securities and Exchange Commission (the “SEC”), as well as in our subsequent filings we make with the SEC. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Investors should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our forward-looking statements speak only as of the date of this release, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason in the future.

Investor & Media Contact:

Priyanka Shah | Priyanka.Shah@kinnate.com | +1-908-447-6134